Exhibit 10.2
Execution Copy

SECURED PROMISSORY NOTE

$1,000,000.00	Alachua, Florida June 29, 2009

FOR VALUE RECEIVED, ORAGENICS, INC., a Florida corporation located at 13700 Progress Boulevard, Alachua, Florida 32615 (“Borrower”), hereby promises to pay to the order of KOSKI FAMILY LIMITED PARTNERSHIP, a Texas limited partnership having a mailing address of 3525 Turtle Creek Boulevard, Unit 19-B, Dallas, Texas 75219 (“Lender”), the sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), together with interest thereon as provided herein.  All sums are payable by personal delivery or by mail to Lender at the address listed above, or at such other address as Lender may designate to Borrower.

1.
Interest.  The unpaid principal balance under this Secured Promissory Note shall bear interest from the date hereof at an annual rate equal to the Prime Rate (as defined below) plus four percent (4%) (the “Applicable Rate”), compounded quarterly.  The term “Prime Rate” shall mean the “prime rate” of interest (base rate on corporate loans quoted by the nation’s thirty (30) largest banks) described in the “Money Rates” column of the Money & Investing Section of The Wall Street Journal, Eastern Edition, or any successor definition of “prime rate” contained therein.  The initial Applicable Rate is 7.25%. The Applicable Rate shall be adjusted quarterly on the first day of each calendar quarter while any principal balance hereunder remains unpaid, based on the Prime Rate in effect on the business day immediately preceding such adjustment date.  Interest shall be calculated on the daily unpaid principal balance of this Secured Promissory Note based on thirty (30) day months, over a year of three hundred sixty (360) days.  Accrued interest on the unpaid balance of this Secured Promissory Note shall be due and payable on the last day of each and every calendar quarter during which any principal balance hereunder remains unpaid.

2.
Payment of Principal.  The principal of this Secured Promissory Note, together with all accrued interest thereon, shall be due and payable upon the earlier of (a) a Change of Control of Borrower (as defined below); or (b) June 30, 2014.  The term “Change of Control of Borrower” shall mean (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Borrower; (ii) any transaction or series of transactions (including, but not limited to, any tender offer, exchange offer, merger or other business combination, or other similar transaction), the result of which is that more than fifty percent (50%) of the voting stock of Borrower, or any successor to Borrower resulting from such transaction or series of related transactions, is acquired by individuals or entities other than Lender and its affiliates that were not owners of voting stock of Borrower immediately prior to such transaction(s), or (iii) the dissolution or liquidation of Borrower.  Any portion of the principal of this Secured Promissory Note may be prepaid, together with the accrued interest with respect to such principal payment, prior to maturity, without penalty.  Any payment made under this Secured Promissory Note shall be applied first to accrued interest and then to principal.  Payment of principal and interest shall be made in such coin or currency of the United States of America that, at the time of payment, constitutes legal tender for the payment of public and private debt.

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $2,450
HAS BEEN PAID IN CONNECTION WITH THE EXECUTION AND DELIVERY
OF THIS SECURED PROMISSORY NOTE

3.
Security.  The obligations of Borrower under this Secured Promissory Note are secured pursuant a Security Agreement of even date herewith (the “Security Agreement”).  The terms and conditions of the Security Agreement are incorporated herein by this reference.

4.	Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Secured Promissory Note:

4.1
the failure of Borrower to pay all or any portion of the principal and interest due and payable under this Secured Promissory Note and such failure continues for five (5) business days after the Lender notifies Borrower in writing of such failure; or

4.2	an Event of Default under the Security Agreement.

5.
Rights and Remedies Upon Default.  Upon the occurrence of an Event of Default, the principal and all accrued but unpaid interest due under this Secured Promissory Note shall, at the option of Lender, become immediately due and payable and may be collected forthwith without notice to Borrower, regardless of the stipulated date of maturity and, in that event, Borrower promises to pay, in addition to the unpaid principal and interest hereunder, all costs, including reasonable attorneys’ fees, paralegals’ fees and expenses for any primary, appellate, bankruptcy and post-judgment proceedings, that Lender may incur or be put to in the collection of such amounts.  Any overdue payment of principal or interest due under this Secured Promissory Note shall bear interest from the due date at the maximum rate permissible under the laws of the State of Florida.

6.
Waiver.  Borrower hereby waives protest, demand, presentment and notice of dishonor, notice of the maturity, nonpayment, and all requirements necessary to hold it liable as the maker of this Secured Promissory Note, and agrees that this Secured Promissory Note may be extended in whole or in part without limit as to the number of such extensions or the period or periods thereof, and without notice to it and without affecting its liability hereunder. Failure to accelerate the debt in the event of any default hereunder, or other indulgence granted from time to time, shall not be construed as a novation of this Secured Promissory Note or a waiver of the right of Lender to thereafter insist upon strict compliance with the terms of this Secured Promissory Note without previous written notice of such intention being given to Borrower.

7.
Compliance With Usury Laws.  All agreements between Borrower and Lender are hereby expressly limited so that in no event shall the amount paid or agreed to be paid to Lender for the use, forbearance, or detention of the money loaned under this Secured Promissory Note exceed the maximum amount permissible under the laws of the State of Florida.  If, at the time of any interest payment, the payment amount due under this Secured Promissory Note is in excess of the legal limit, the obligation shall be reduced to the legal limit.  If Borrower should ever receive, as interest, an amount that exceeds the highest lawful rate, the amount that would be excessive as interest shall be applied to the reduction of the principal amount owing under this Secured Promissory Note, and not to the payment of interest.

8.
Waiver of Jury Trial.  BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH, THIS SECURED PROMISSORY NOTE AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

9.
Choice of Law; Venue.  The laws of the State of Florida, excluding its choice of law provisions if such laws would result in the application of laws other than the laws of the State of Florida, shall govern any disputes with respect to this Secured Promissory Note, the validity of this Secured Promissory Note, the construction of its terms, and the interpretation of the rights and duties of Borrower and Lender hereunder.  The forum selected for any proceeding or suit related to a dispute between Borrower and Lender related to this Secured Promissory Note shall be in a federal or state court of competent jurisdiction located in Hillsborough County, Florida.  Borrower consents to said courts’ personal jurisdiction over it and waives any defense, whether asserted by motion or pleading, that Hillsborough County, Florida is an improper or inconvenient venue.

10.
Notice.  Any notice, demand or other communication to Borrower that is permitted or required hereunder shall be given in writing, and shall be deemed to have been duly delivered (i) when delivered by personal delivery, (ii) three (3) days after being deposited with the United States Postal Service for mailing by first class mail, postage prepaid, certified mail, with return receipt requested (regardless of whether the return receipt is subsequently received), or (iii) one business day after being deposited with a nationally recognized courier service for overnight delivery; and in each case addressed by Lender to Borrower at the address for Borrower first listed above, or to such other address as Borrower may notify Lender in writing in conformity with the provisions of this Section.

11.	Documentary Stamp Taxes. Borrower shall pay all documentary stamp taxes due on the obligation evidenced by this Secured Promissory Note.

12.	Assignment. Lender may assign all or any portion of this Secured Promissory Note and Lender’s rights hereunder

13.	Binding Effect. This Secured Promissory Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

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14.
Computation of Time.  Whenever the last day for payment of any amount due hereunder shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of the State of Florida, Borrower shall have until 5:00 p.m. on the next succeeding regular business day to make such payment.

IN WITNESS WHEREOF, Borrower has executed this SECURED PROMISSORY NOTE on the date indicated below.

ORAGENICS, INC.
By:	/s/David B. Hirsch
Name:	David B. Hirsch
Title:	President
Date: